Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206

Pricing Supplement to the Prospectus dated July 10, 2017 and the

Prospectus Supplement dated July 10, 2017 — No. 127

$1,500,000,000

The Goldman Sachs Group, Inc.

Floating Rate Notes due 2026

Medium-Term Notes, Series N

The notes being purchased have the following terms:

Issuer: The Goldman Sachs Group, Inc.

Principal amount: $1,500,000,000

Stated maturity: May 15, 2026

Specified currency: U.S. dollars

Trade date: May 14, 2018

Original issue date: May 17, 2018

Original issue price: 100.00% ($1,500,000,000 plus accrued and unpaid interest, if any, from May 17, 2018)

Underwriting discount: 0.400%

Net price/proceeds to The Goldman Sachs Group, Inc.: 99.600% ($1,494,000,000) (before expenses)

CUSIP no.: 38141GXD1

ISIN: US38141GXD14

Common Code: 182346128

Original issue discount notes: no

Form of notes:

• master global book-entry form only: yes

• non-global form available: no

Tax Redemption: If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. — see page PS-2

Optional Redemption: The Goldman Sachs Group, Inc. may redeem the notes on each of May 15, 2025 and November 15, 2025, at par, in each case plus accrued and unpaid interest — see page PS-2

Repayment at option of holder: none

If interest rate is fixed: not applicable

If interest rate is floating: yes

• interest rate: a rate per annum equal to the base rate plus the spread

• base rate: 3-month U.S. dollar LIBOR. LIBOR is being modified, see page PS-2.

• discontinuance of LIBOR base rate: If the calculation agent determines on the relevant interest determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

• Reuters screen LIBOR page: LIBOR01

• index maturity: 3 months

• index currency: U.S. dollar

• interest reset period: quarterly

• spread: 1.17% per annum

• spread multiplier: not applicable

• initial base rate: 3-month U.S. dollar LIBOR as determined on May 15, 2018

• maximum rate: no

• minimum rate: no

• denominations: $2,000 and integral multiples of $1,000 thereafter

• interest payment dates: February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2018 (in each case, subject to the business day convention, except at maturity)

• interest reset dates: February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2018 (in each case, subject to the business day convention, except at maturity)

• interest determination date: two London business days prior to each interest reset date

• regular record dates: for interest due on an interest payment date, the calendar day immediately prior to the day on which payment is to be made (as such payment date may be adjusted under the applicable business day convention specified below)

• day count convention: Actual/360 (ISDA)

• business days: London and New York

• business day convention: modified following (applicable to interest reset dates and interest payment dates)

• calculation agent: Goldman Sachs & Co. LLC

Defeasance applies as follows: applicable

• full defeasance — i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: yes

• covenant defeasance — i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: yes

Listing: none

The information above, if any, about the original issue date, trade dates, original issue price, net proceeds and original issue discount relates only to the initial sale of the notes. If the notes are sold in a market-making transaction after their initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated July 10, 2017 and the accompanying Series N prospectus supplement dated July 10, 2017 for additional information about the notes being purchased.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any offers or sales outside the United States.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of Goldman Sachs may use this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus are being used in a market-making transaction.

Goldman Sachs & Co. LLC

Academy Securities, Inc.	Apto Partners, LLC
CastleOak Securities, L.P.	Drexel Hamilton
Mischler Financial Group, Inc.	Ramirez & Co., Inc.
Telsey Advisory Group	The Williams Capital Group, L.P.

Pricing Supplement dated May 14, 2018.

Payment of Additional Amounts

We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

Tax Redemption

We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after May 14, 2018, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”.

Optional Redemption — Par Call

In addition, on each of May 15, 2025 and November 15, 2025, we may redeem the notes at our option, in whole, but not in part, upon not less than 15 days’ nor more than 60 days’ prior written notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the redemption date. We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

FDIC

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Defeasance

The notes are subject to the provisions for full defeasance and covenant defeasance described under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance” in the accompanying prospectus.

United States Federal Income Tax Consequences

Your notes will be treated as variable rate debt securities for United States Federal income tax purposes as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Variable Rate Debt Securities” in the accompanying prospectus.

Please refer to the discussion under “United States Taxation” in the accompanying prospectus supplement and the accompanying prospectus for a description of the material U.S. federal income tax consequences of ownership and disposition of the notes.

Determination of Interest Rate

Your notes will bear interest for each interest period at a per annum rate equal to the applicable LIBOR rate plus the spread. LIBOR will be determined by the calculation agent on the second London business day (as defined in the accompanying prospectus) immediately preceding the first day of such interest period in the following manner:

•

LIBOR will be the offered rate per annum for three-month deposits in U.S. dollars, beginning on the first day of such period, as that rate appears on Reuters screen LIBOR01 (or any successor or replacement page) as of approximately 11:00 A.M., London time, on the second London business day immediately preceding the first day of such interest period.

•

If the calculation agent determines on the relevant interest determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. Unless the calculation agent uses a substitute or successor base rate as so provided, the following will apply:

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If the rate described above does not so appear on the Reuters screen LIBOR01 (or any successor or replacement page), then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the second London business day immediately preceding the first day of such interest period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: three-month deposits in U.S. dollars, beginning on the first day of such interest period, and in a Representative Amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the second London business day immediately preceding the first day of such interest period will be the arithmetic mean of the quotations.

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If fewer than two of the requested quotations described above are provided, LIBOR for the second London business day immediately preceding the first day of such interest period will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., New York City time, on the second London business day immediately preceding the first day of such interest period, by major banks in New York City selected by the calculation agent: three-month loans of U.S. dollars, beginning on the first day of such interest period, and in a Representative Amount.

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If no quotation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the second London business day immediately preceding the first day of such interest period in its sole discretion.

The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be on file at our principal offices, will be made available to any noteholder upon request and will be final and binding in the absence of manifest error.

In this subsection, we use several terms that have special meanings relevant to calculating LIBOR. We define these terms as follows:

The term ‘‘Representative Amount’’ means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

The term “Reuters screen” means the display on the Thomson Reuters Eikon service, or any successor or replacement service.

Additional Considerations Relating to LIBOR

U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued.

On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (FCA), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR (which includes the three-month USD LIBOR rate) after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021. It is not possible to predict the effect that this announcement or any such discontinuance will have on the three-month USD LIBOR rate or your notes. If the calculation agent determines on the relevant interest determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. See “Determination of Interest Rate” on page PS-2.

Regulation and Reform of Interest Rate, Equity and Other “Benchmarks”, Including LIBOR, May Cause such “Benchmarks” to Perform Differently Than in the Past, to Disappear Entirely or to Have Other Consequences Which Cannot be Predicted.

LIBOR and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent international, national and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on your notes. Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks”. The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in discretionary valuation by the calculation agent or other consequence in relation to your notes. Any such consequence could have a material adverse effect on the value of and return on your notes.

Day Count Convention

As further described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Rates and Interest” in the accompanying prospectus, for each interest period the amount of accrued interest will be calculated by multiplying the principal amount of the note by an accrued interest factor for the interest period. The accrued interest factor will be determined by multiplying the per annum interest rate by a factor resulting from the specified day count convention.

The day count convention is Actual/360 (ISDA), and the factor is the actual number of days in the interest period divided by 360, as described in Section 4.16(e) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes

We have appointed Goldman Sachs & Co. LLC as the calculation agent for the notes. As calculation agent for your notes, Goldman Sachs & Co. LLC will make determinations with respect to the notes as specified in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus each dated July 10, 2017 and may have discretion in calculating the amounts payable in respect of the notes. If Goldman Sachs & Co. LLC determines that the LIBOR base rate has been discontinued, it will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate and may also determine the business day convention, the definition of business day and the interest determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. The exercise of this discretion by Goldman Sachs & Co. LLC could adversely affect the value of your notes and may present Goldman Sachs & Co. LLC with a conflict of interest. We may change the calculation agent at any time without notice, and Goldman Sachs & Co. LLC may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

Additional Information Regarding Terms of the Notes

To fully understand the terms of your notes, you should read the Actual/360 (ISDA) day count convention appearing under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Rates and Interest” in the accompanying prospectus, the descriptions of New York business day and London business day appearing under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Payment Dates — Business Days” in the accompanying prospectus, the description of the modified following business day convention appearing under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Payment Dates — Business Day Conventions” in the accompanying prospectus and the description of the indenture governing your notes appearing under “Description of Notes We May Offer — Information About Our Medium-Term Notes, Series N Program — The Notes Will Be Issued Under the 2008 Indenture” in the accompanying prospectus supplement. These descriptions, together with the terms set forth on the cover page of this pricing supplement, the terms appearing or referenced on page PS-2, the terms under “Determination of Interest Rate” and the terms under “Day Count Convention”, are terms of your notes and will be incorporated into the master global note that represents your notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a terms agreement and a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter has agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$1,440,000,000
Academy Securities, Inc.	7,500,000
Apto Partners, LLC	7,500,000
CastleOak Securities, L.P.	7,500,000
Drexel Hamilton, LLC	7,500,000
Mischler Financial Group, Inc.	7,500,000
Samuel A. Ramirez & Company, Inc.	7,500,000
Telsey Advisory Group LLC	7,500,000
The Williams Capital Group, L.P.	7,500,000

Total	$1,500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per $1,000 principal amount of notes and total underwriting discounts and commissions to be paid to the underwriters by us.

Per $1,000 note	$4.00
Total	$6,000,000

Notes sold by the underwriters to the public will initially be offered at the original issue price set forth on the cover of this pricing supplement. The underwriters intend to purchase the notes from The Goldman Sachs Group, Inc. at a purchase price equal to the original issue price less a discount of 0.400% of the principal amount of the notes. Any notes sold by the underwriters to securities dealers may be sold at a discount from the original issue price of up to 0.240% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the original issue price of up to 0.125% of the principal amount of the notes. If all of the offered notes are not sold at the original issue price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters intend to offer the notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This pricing supplement may be used by the underwriters and other dealers in connection with offers and sales of notes made in the United States, as well as offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

The notes are a new issue of securities with no established trading market. We have been advised by Goldman Sachs & Co. LLC that it intends to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman Sachs & Co. LLC nor any other affiliate, however, is obligated to do so and any of them may discontinue marketmaking at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

It is expected that delivery of the notes will be made against payment therefor on May 17, 2018, which is the third New York business day following May 14, 2018 (the trade date for the notes). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle on the third business day following the day of pricing (“T+3”), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority (“FINRA”), Inc. member broker-dealers, as permitted by FINRA regulations.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(b)	the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this pricing supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons out-

side Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in

Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this pricing supplement, the accompanying prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This pricing supplement, the accompanying prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland with-

out our prior written consent. By accepting this pricing supplement, accompanying prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $230,000.

The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

Goldman Sachs & Co. LLC is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering of the notes within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Goldman Sachs & Co. LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement

$1,500,000,000

The Goldman Sachs Group, Inc.

Floating Rate Notes due 2026

Medium-Term Notes, Series N

Goldman Sachs & Co. LLC

Academy Securities, Inc.

Apto Partners, LLC

CastleOak Securities, L.P.

Drexel Hamilton

Mischler Financial Group, Inc.

Ramirez & Co., Inc.

Telsey Advisory Group

The Williams Capital Group, L.P.